News Release                                                        Exhibit 99.1
For Immediate Release

                First Litchfield Financial Corporation Announces
                           Balance Sheet Repositioning

Litchfield, Connecticut, December 26, 2006--First Litchfield Financial Corporation, (NASDAQ:FLFL), the parent company for The First National Bank of Litchfield (the "Bank"), announced the completion of a transaction to reposition the Bank's balance sheet as part of a program to enhance long-term profitability and reduce wholesale funding. In December, the Bank sold approximately $35 million of securities, which resulted in an after-tax loss of approximately $500,000. The objective of the transaction is to optimize future performance by improving FLFL's net interest margin, and interest rate risk position, and enhancing the sustainable stream of future core earnings. The transaction included selling low-yielding securities and reducing leverage and wholesale funding. This loss is expected be re-earned within the next seven quarters.

Joseph Greco, President and Chief Executive Officer of First Litchfield Financial Corporation and the Bank commented, "The restructuring of our balance sheet is part of our comprehensive strategy and represents an investment in the quality and sustainability of our future income stream and the reduction of our reliance upon wholesale funding as our investment in establishing new branches begins to produce benefits."

                              Safe-Harbor Statement

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumption made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including, among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements.

The First National Bank of Litchfield is a community bank operating full service banking offices in Canton, Goshen, Litchfield, Marble Dale, New Milford, Roxbury, Washington and Torrington. The Bank maintains a full service Trust department that offers asset management, custody and estate settlement services to individuals, non-profit and commercial customers. Additionally, the Bank offers non-deposit retail investment products such as mutual funds, annuities and insurance through its relationship with Infinex Investments, Inc. In October 2006, the Bank formed First Litchfield Leasing Corporation to provide lease financing and complement the Bank's array of commercial services. The Company's website address is www.fnbl.com.

Contact:
  Carroll A. Pereira
  (860) 567-2674


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